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                                                                  Exhibit 10.2

                     FIRST AMENDMENT TO INVESTMENT AGREEMENT

         This Amendment is made and entered into as of this 17th day of December, 1996 by and between Brim, Inc. (the "Company") and Golder, Thoma, Cressey, Rauner Fund IV, L.P., a Delaware limited partnership ("Purchaser") and Principal Hospital Company, a Delaware corporation ("Principal").

                                    RECITALS

         A. The Company, Purchaser and Principal are parties to that Investment Agreement dated November 21, 1996 (the "Investment Agreement").

         B. After execution of the Investment Agreement, the Company, Purchaser and Principal agreed to amend the indemnity provisions thereof.

         C. The Investment Agreement provides that it may be amended by written instrument signed by the Company, Purchaser and Principal.

         D. The Company, Purchaser and Principal are interested in documenting the terms and conditions on which the indemnity provisions shall be amended.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants of the parties set forth herein, IT IS HEREBY AGREED AS FOLLOWS:

                                    AGREEMENT

         1. Section 1.04(b) is hereby deleted in its entirety and the following inserted instead:

         (b) On the Closing Date, subject to the terms and conditions set forth herein, the Company shall issue (i) to Purchaser's designees and the Purchaser's designees shall purchase from the Company 20,000 shares of the Senior Preferred Stock, for an aggregate purchase price of $20 million, and (ii) to Purchaser and/or its designees and the Purchaser and/or its designees shall purchase from the Company such number of shares of the Junior Preferred Stock and shares of Common Stock as shall be necessary to ensure that there are sufficient funds available at Closing to consummate the redemption of the Redeemable Junior Preferred and the GECC Preferred in accordance with the terms hereof, which funds are currently anticipated to be approximately $10,000,000. The aggregate purchase price for the New Preferred Stock and the common stock to be purchased by Purchaser and its designees is estimated to be approximately $30,000,000, and is referred to herein as the "Investment Proceeds." On the Closing Date, the Investment Proceeds and the First Union Loan Proceeds shall be payable to the Company as follows:




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                  (i) Sixty Nine Million Eight Hundred Thousand and no/100
                  Dollars ($69,800,000) shall be paid in immediately available funds by wire transfer to the Company.

                  (ii) Four Million and no/100 Dollars ($4,000,000) shall be paid in immediately available funds to an interest bearing escrow account established by the Escrow Agent and designated as the "Brim/Principal Escrow Account" to be held by the Escrow Agent.

                  (iii) Fifty Six Thousand Six Hundred Sixty Eight and 81/100 Dollars ($56,668.81) shall be paid in immediately available funds to an account designated by Purchaser for the benefit of the Company in payment of the remaining balance of the intercompany loans described in 5.0l(a)(ii)(E).

                  (iv) One Hundred Forty Three Thousand Three Hundred Thirty One and 19/100 Dollars ($143,331.19) shall be paid in immediately available funds to the Agent/Legal Fees Expense Account to be used by Lee Zinsli, as the agent for the benefit of the former holders of the Redeemed Preferred Stock and of the GECC Preferred Stock (the "Agent") to pay any costs and expenses incurred by the Agent in connection with any claims made under the indemnity provisions hereof and/or under the indemnity provisions of the Senior Living Escrow Agreement. The funds in the Brim/Principal Escrow Account shall be disbursed in accordance with the provisions of Article IX hereof and/or any Escrow Agreement which may be executed pursuant thereto.

                  2. The table set forth in Section 1.07 and Section 1.08 are hereby amended to reflect that pursuant to the last sentence of Section
         1.08 the Company and Purchaser have reviewed the Estimated Senior Living Tax Liability reflected in the Investment Agreement and have agreed that the amount of the Estimated Senior Living Tax Liability shall, for all purposes of the Investment Agreement, be $2,834,464.

                  3. Section 2.03 is hereby amended to provide that the Outside Closing Date shall be December 18, 1996. The Company and Purchaser acknowledge and agree that certain documents executed in connection with the Transactions will be dated December 17, 1996. Nothing therein shall be construed as inferring in any manner that the Closing occurred, or that Purchaser or its designees were shareholders of the Company, either prior to December 18, 1996 or prior to the consummation of the Divestitures.

                  4. Section 9.03 is hereby deleted in its entirety and the following inserted instead:

                  9.03. Indemnification. Provided that this Agreement has not been terminated pursuant to Paragraph 9.01, from and after the Closing Date, the Company shall indemnify the Purchaser, its partners and affiliates, Purchaser's designees and their respective partners, officers, directors, employees and affiliates from and against any and all claims, damages, losses, expenses, costs (including reasonable attorneys fees), deficiencies, penalties,


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                  interest, fines, obligations or liabilities of any kind and claims brought by third parties (collectively "Losses") suffered or incurred by the Purchaser its partners and affiliates, Purchaser's designees and their respective partners, officers, directors, employees and affiliates or by the Company or its officers, directors, employees or affiliates in the event:

                           (a) Of a breach by the Company of its
                  representations, warranties or covenants set forth in this Agreement; provided, however, that the Purchaser's recourse for any and all such Losses shall be limited to the funds on deposit in the Escrow Account (excluding the funds in the Agent/Legal Fees Expense Account) described in Paragraph 1.04 hereof and shall be further limited by the provisions of Paragraph 9.06 below; provided, further, that the Purchaser's recourse for any and all Losses arising from a breach of the covenants set forth in Paragraphs 5.0l(a)(ii)(C) and (E) shall be subject to the Limitation Period set forth in Paragraph 9.06(a), but shall not be subject to the Loss Threshold set forth in Paragraph 9.06(a).

                           (b) A request for a Supplementary Advance
                  Reimbursement is made by Brim, Inc. after Closing under the terms of the BSL Merger Agreement and either (i) the parties agree, after the audit thereof by Encore pursuant to the rights granted to it under the BSL Merger Agreement, or (ii) a determination is made pursuant to the arbitration provisions set forth in the BSL Merger Agreement, that, in either case, the amount was advanced in respect of the Development Projects (as that term is defined in the BSL Merger Agreement) but was not expended in accordance with the requirements of the BSL Merger Agreement (the "Advance Reimbursement Indemnity"); provided, however, that the Purchaser's recourse for amounts which are the subject of the Advance Reimbursement Indemnity shall be limited to the funds on deposit in the Escrow Account (excluding the funds in the Agent/Legal Fees Expense Account) described in Paragraph 1.04 hereof shall be subject to the Limitation Period set forth in Paragraph 9.06(a) but shall not be subject to the Loss Threshold set forth in Paragraph 9.06(a).

                           (c) Any and all costs and expenses associated with
                  the Senior Living Transaction or the Excluded Assets Transaction in excess of $1,000,000, for which the Redemption Price was to be adjusted pursuant to Section 1.07 but which, as a result of differences between the estimated Purchase Price Adjustments used in calculating the Net Redemption Price and the actual costs to the Company, were not fully accounted for in calculating the Net Redemption Price paid at Closing (the "Transaction Costs Indemnity"); provided, however, that the Purchaser's recourse for amounts which are the subject of the Transaction Costs Indemnity shall be limited to the funds on deposit in the Escrow Account (excluding the funds in the Agent/Legal Fees Expense Account) described in Paragraph 1.04 hereof shall be subject to the Limitation Period set forth in Paragraph 9.06(a) but shall not be subject to the Loss Threshold set forth in Paragraph 9.06(a).


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         5. Section 9.06(a) is hereby deleted in its entirety and the following inserted instead:

         Except as otherwise specifically provided in Paragraph 9.03(a) with respect to a breach of the covenants set forth in Paragraphs 5.0l(a)(ii)(C) and (E) and in Paragraph 9.03(b) with respect to the Advance Reimbursement Indemnity and, Purchaser shall have no right to recover with respect to any Losses until the amount of all such Losses is equal to or greater than Five Hundred Thousand and no/100 Dollars ($500,000) individually or in the aggregate (the "Loss Threshold") and thereafter Purchaser shall only be entitled to recover Losses suffered or incurred by it or the Company in excess of the Loss Threshold. In addition and subject to the further limitation set forth in Paragraph 9.06(c), any and all claims for the recovery of Losses must be brought by Purchaser within eighteen (18) months after the Closing Date (the "Limitation Period") with the exception of claims for the recovery of Losses arising from a breach by the Company of its representation and warranties set forth in Paragraph 3.11 which must be brought within thirty one (31) months after the Closing Date (the "Tax Limitation Period").

         6. Section 9.06(b) is hereby deleted in its entirety and the following inserted instead:

         (i) Except as otherwise specifically provided in Paragraphs 9.06(b)(ii) and (iii), any and all funds remaining in the Escrow Account at the end of the Limitation Period (the "Remaining Escrowed Funds"), along with the accrued interest thereon, shall be released by the Escrow Agent to the former holders of the Redeemed Preferred Stock, the former holders of the Accelerated Options and/or the Purchased Options, the former holder of the GECC Preferred Stock and to the Carryover Shareholders (collectively, the "Former Holders") as follows: (i) 64.15% of the Remaining Escrowed Funds, along with 64.15% of the accrued interest thereon, shall be disbursed to the Former Holders based on the percentage of the Company's fully diluted common stock owned by each such stockholder or option holder on November 6, 1996, as set forth in Exhibit O hereto and (ii) 35.85% of the Remaining Escrowed Funds, along with 35.85% of the accrued interest thereon, shall be disbursed to the former holder of the GECC Preferred Stock.

         (ii) Notwithstanding the foregoing, as to any Loss Notices submitted prior to the expiration of the Limitation Period in excess of the Loss Threshold which do not involve a Third Party Claim and which remain unresolved at the end of the Limitation Period, sufficient funds to cover the Losses which are the subject thereof shall be retained by Escrow Agent in the Escrow Account until the final resolution thereof between the Agent, on the one hand, and the Company or the Purchaser, as applicable, on the other hand, in accordance with the arbitration procedures set forth in Paragraph 9.05 or, in the event of a Loss Notice which relates to a Third Party Claim which is admitted by the Agent to be, or is determined by the arbitrator to, represent a breach of a representation, warranty or covenant of the Company hereunder, until the final resolution of such Third Party Claim however effected including by the decision of a court of competent jurisdiction, by



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         decision made upon administrative or other non-judicial proceeding or by agreement of the parties thereto, at which time the funds which are the subject of any such Loss Notice(s) shall be disbursed in accordance with the order of the arbitrator, such court of competent jurisdiction or such settlement agreement, as applicable, and, in the event any portion thereof is to be disbursed to the Former Holders, such sum shall be disbursed in accordance with the percentages reflected in Paragraph 9.06(b)(i).

         (iii) Notwithstanding the foregoing, the sum of Two Hundred Thousand and no/100 Dollars or the Remaining Escrowed Funds, whichever is less (the "Tax Escrow Funds") shall remain in escrow until the end of the later of (A) the Tax Limitation Period or (B) the final resolution of any Losses as to which a Loss Notice is pending at the end of the Tax Limitation Period however such resolution is effected including by the decision of a court of competent jurisdiction, by decision made upon administrative or other nonjudicial proceeding or by agreement of the parties thereto, at which time the Tax Escrow Funds shall be disbursed either (X) to the Former Holders if no such Loss Notices are pending at the end of the Tax Limitation Period or (Y) in accordance with the order of the arbitrator, such court of competent jurisdiction or such settlement agreement, as applicable, if such Loss Notices are pending at the end of the Tax Limitation Period, and in either event any portion of the Tax Escrow Funds which is to be disbursed to the Former Holders shall be disbursed in accordance with the percentages reflected in Paragraph 9.06(b)(i).

         7.     The following is inserted as Paragraph 9.13:

         9. 13. Income Taxes. The Company and the Purchaser acknowledge and agree that the funds in the Escrow Account described in Paragraph 1.04 shall, except as otherwise provided herein, be deemed for purposes of the tax laws to be the property of the Former Holders and accordingly that the Former Holders shall be required to pay income taxes on any interest earned thereon. Notwithstanding the foregoing, if and to the extent, pursuant to Paragraph 9.07, the Purchaser utilizes the interest earned on the funds in the Escrow Account to pay its portion of the fees or expenses charged by the Escrow Agent or receives a disbursement for taxes as set forth below, such interest income shall be deemed for purposes of the tax laws to be the property of the Purchaser and accordingly the Purchaser shall be required to pay income taxes on the amount of interest earnings so utilized by it. The Company and the Purchaser further acknowledge and agree that each of the Former Holders and the Purchaser shall have the right to withdraw from interest earned on the funds in the Escrow Account sufficient funds to paid said income taxes on the foregoing amounts at an assumed tax rate of 45% in the case of the Former Holders and 42% in the case of the Purchaser and that any interest on the Escrow Account available for disbursement pursuant to the terms hereof shall be reduced by such amount.




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         8. Except as specifically set forth herein, the Investment Agreement shall remain in full force and effect as originally executed.

                          SIGNATURES ON FOLLOWING PAGE






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                  IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the day and year first set forth therein:


                                   BRIM, INC.

                                   By: /s/ A. E. Brim
                                       ----------------------------------
                                   Its: President
                                        ---------------------------------


                                  GOLDER, THOMA, CRESSEY, RAUNER FUND IV, L.P.


                                  By: /s/ Bruce Rauner
                                     ------------------------------------
                                  Its: Principal
                                       ----------------------------------

                     ACKNOWLEDGEMENT OF PRINCIPAL AND AGENT

                  The undersigned, being parties to the Investment Agreement do hereby acknowledge the amendments to the Investment Agreement provided for above and do hereby reaffirm their obligations under the Investment Agreement notwithstanding the amendments provided for above.

                                  PRINCIPAL HOSPITAL COMPANY

                                  By: /s/ Martin S. Rash
                                      -----------------------------------
                                  Its: CEO
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                                   /s/ Lee Zinsli
                                  -----------------------------
                                  LEE ZINSLI, AGENT